EXHIBIT 99.1

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Berkshire Hathaway Energy Announces Increase of Maximum Tender Amount in Debt Tender Offer and Consent Solicitation

DES MOINES, Iowa – December 28, 2017 - Berkshire Hathaway Energy (“BHE”) announced today that BHE and MidAmerican Funding, LLC (“MidAmerican Funding”), a direct, wholly-owned subsidiary of BHE, are increasing the aggregate purchase price (including principal and premium, the “Maximum Tender Amount”) from $1,000,000,000 to $1,500,000,000 for their previously announced cash tender offer (the “Tender Offer”) for certain series of outstanding bonds specified below (the “Bonds”). The terms and conditions of the Tender Offer are described in an Offer to Purchase and Solicitations of Consents (the “Offer to Purchase”) and the related Consent and Letter of Transmittal (the “Letter of Transmittal”), each dated December 13, 2017, and remain unchanged except as amended hereby.

The Tender Offer commenced on December 13, 2017 and expires January 11, 2018. BHE and MidAmerican Funding (each, an “Offeror” and together, the “Offerors”) are offering to purchase for cash the applicable series of Bonds set out in the table below up to the Maximum Tender Amount. The amount of a series of Bonds that will be purchased in the Tender Offer will be based on the order of priority (the “Acceptance Priority Level”) for such series of Bonds as set forth in the table below, with 1 being the highest Acceptance Priority Level and 5 being the lowest Acceptance Priority Level. The table also sets forth the aggregate principal amount of Bonds validly tendered and not validly withdrawn as of the Early Tender Date for each series of Bonds, as reported by Global Bondholder Services Corporation (the “Depositary”). If there are sufficient remaining funds from the Maximum Tender Amount to purchase some, but not all, of the Bonds tendered of any series, the amount of Bonds purchased in that series will be subject to proration using the procedure more fully described in the Offer to Purchase.

Title of Security	Issuer	CUSIP Number(s)	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Principal Amount Tendered as of the Early Tender Date(1)
6.927% Senior Bonds due 2029	MidAmerican Funding, LLC	59562HAJ7	$325,000,000	1	$85,510,000
8.480% Senior Bonds due 2028	Berkshire Hathaway Energy Company	129466AM0	$475,000,000	2	$173,973,000
6.500% Senior Bonds due 2037	Berkshire Hathaway Energy Company	59562VAR8	$1,000,000,000	3	$775,145,000
6.125% Senior Bonds due 2036	Berkshire Hathaway Energy Company	59562VAM9 59562VAL1	$1,700,000,000	4	$1,174,776,000
5.950% Senior Bonds due 2037	Berkshire Hathaway Energy Company	59562VAP2	$550,000,000	5	$294,137,000
(1) As reported by the Depositary.

The Early Tender Date (as defined in the Offer to Purchase), and withdrawal rights with respect to the Bonds tendered and Consents delivered, expired at 5:00 p.m., New York City time, on December 27, 2017. The Offerors anticipate determining the Reference Yield and Total Consideration (each as defined in the Offer to Purchase) for the Tender Offer at approximately 2:00 p.m., New York City time, on December 28, 2017.

EXHIBIT 99.1

The Dealer Manager for the Tender Offer and the Solicitation Agent for the Consent Solicitation is Citigroup Global Markets Inc. Investors with questions regarding the Tender Offer and Consent Solicitation may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect). Copies of the Offer to Purchase and Consent and Letter of Transmittal may be obtained from the Information Agent, Global Bondholder Services Corporation, at (866) 470-3800 (toll-free) or (212) 430-3774 (collect) or in writing at 65 Broadway, Suite 404, New York, NY 10006. Holders of Bonds are urged to carefully read these materials prior to making any decisions with respect to the Tender Offer and Consent Solicitation.

This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Bonds or any other securities. The Offerors are making the Tender Offer and Consent Solicitation only by, and pursuant to, the terms of the Offer to Purchase and the Letter of Transmittal. The Tender Offer and Consent Solicitation are not being made in any jurisdiction in which the making of or acceptance thereof would not be in compliance with the securities laws, blue sky laws or other laws of such jurisdiction. None of the Offerors, their respective boards of directors or managers, as applicable, the Dealer Manager, the Depositary and the Information Agent or the trustees makes any recommendation that any holder of Bonds tender or refrain from tendering all or any portion of the principal amount of its Bonds or deliver Consents pursuant to the Consent Solicitation, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to deliver Consents and tender their Bonds, and, if so, the principal amount of Bonds to tender.

About Berkshire Hathaway Energy
Berkshire Hathaway Energy owns a portfolio of locally managed businesses that share a vision for a secure energy future, make sustainable investments to achieve that vision and had $85 billion of assets as of Dec. 31, 2016. These businesses deliver affordable, safe and reliable service each day to more than 11.6 million electric and gas customers and end-users around the world and consistently rank high among energy companies in customer satisfaction. Berkshire Hathaway Energy is headquartered in Des Moines, Iowa, U.S.A. Additional company information is available at www.berkshirehathawayenergyco.com.

Forward-Looking Statements
This news release contains statements that do not directly or exclusively relate to historical facts. These statements are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by the use of forward-looking words, such as “will,” “may,” “could,” “project,” “believe,” “anticipate,” “expect,” “estimate,” “continue,” “intend,” “potential,” “plan,” “forecast” and similar terms. These statements are based upon Berkshire Hathaway Energy Company’s current intentions, assumptions, expectations and beliefs and are subject to risks, uncertainties and other important factors. Many of these factors are outside the control of Berkshire Hathaway Energy Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from those expectations include the impact of natural disasters and weather effects on revenues and other operating uncertainties, uncertainties relating to economic, political and business conditions and uncertainties regarding the impact of laws and regulations, including laws and regulations related to environmental protection, changes in government policy and competition. The foregoing factors that could cause Berkshire Hathaway Energy Company’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should not be construed as exclusive and should be considered in connection with information regarding risks and uncertainties that may affect Berkshire Hathaway Energy Company’s future results included in Berkshire Hathaway Energy Company’s filings with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s website (www.sec.gov). Berkshire Hathaway Energy Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
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